The Men’s Wearhouse, Inc.

News Release	For Immediate Release
MEN’S WEARHOUSE COMPLETES REDEMPTION OF
ITS CONVERTIBLE DEBENTURES
HOUSTON — January 30, 2007 — Men’s Wearhouse (NYSE: MW) announced today that it has completed the redemption of its 3.125% Convertible Senior Notes due 2023. Under the terms governing the Notes, holders of approximately $127.0 million principal amount of the Notes exercised their conversion right in lieu of having their notes redeemed and the Company exercised its right to pay cash for the principal amount of the Notes converted in lieu of issuing common stock. The market value of the common stock to be issued upon conversion that exceeded the principal amount was paid by delivering common stock. As a result, the Company paid approximately $127.0 million in cash and issued 1,222,364 shares of the Company’s common stock pursuant to the requested conversions. The remaining $3.0 million principal amount of the Notes was redeemed on December 15, 2006 with such payment being made in cash. As a result of the redemption, the Company reduced its debt by $130.0 million.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 752 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (713) 592-7200 Ken Dennard, DRG&E (713) 529-6600